FOR IMMEDIATE RELEASE		February 27, 2023
Media Contact: Analyst Contact:	Alan Bunnell (602) 250-3376 Amanda Ho (602) 250-3334
Website:	pinnaclewest.com

PINNACLE WEST REPORTS LOWER 2022 FULL-YEAR AND FOURTH-QUARTER RESULTS

·Results reflect negative impact of company’s prior rate case
·Full-year financial results buoyed by higher customer usage, robust customer growth and strong operational performance
·APS ends year among most improved utilities for residential and business customer satisfaction
·Company continues progress on Clean Energy Commitment

PHOENIX – Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income attributable to common shareholders of $483.6 million, or $4.26 per diluted share, for full-year 2022. This result compares with net income of $618.7 million, or $5.47 per diluted share, in 2021.

For the quarter ended Dec. 31, 2022, Pinnacle West reported a consolidated net loss attributable to common shareholders of $24.0 million, or a loss of $0.21 per diluted share compared with net income of $27.6 million, or $0.24 per share, for the same period in 2021.

The lower 2022 full-year results reflect the unfavorable outcome of the company’s prior rate case, which was implemented on Dec. 1, 2021. As a result of that rate decision, the Company is no longer deferring costs related to the Four Corners selective catalytic reduction (SCR) and Ocotillo modernization projects to a regulatory asset. These costs are now reflected in the income statement and result in a reduction in net income.

Other factors negatively affecting 2022 results included lower revenue driven by the inability to continue using alternative revenue accounting treatment for the lost fixed cost recovery (LFCR) mechanism; higher depreciation and amortization expense due to increased plant assets and updated depreciation rates; higher operations and maintenance expense; and an impairment charge related to a non-utility equity investment held by subsidiary Bright Canyon Energy. These negative factors were partially offset by higher revenue driven by the effects of weather; strong customer growth; higher retail sales; increased transmission revenue and lower income taxes.

“The past year was one of our most challenging years in recent memory as we faced major financial headwinds resulting from the outcome of our last rate case,” said Pinnacle West Chairman, President and CEO Jeff Guldner. “The effect of that decision by the Arizona Corporation Commission (ACC) required a financial reset and resulted in a 22% decline in year-over-year profitability.”

Even so, Guldner said the full-year 2022 financial results came in above budgeted expectations as a direct outcome of favorable weather, robust customer growth, higher-than-expected sales growth and a resolute workforce. “Our employees effectively responded to the challenges thrown their way. We met or exceeded nearly every target we set for ourselves – including delivering strong service reliability to our customers,” he added. “By executing on our comprehensive operational and financial strategies, we enter 2023 in a solid position to provide top-level service for our customers and energize Arizona’s economic expansion.”

Arizona’s Economy: Opportunity Amidst Challenges
As the nation faces a weakening economic climate, the Arizona economy is more diverse than ever. With a record number of people, businesses and advanced manufacturing giants moving to the state, the company’s service territory remains among the fastest growing in the nation.

Arizona Public Service Co. (APS), the company’s principal subsidiary, experienced customer growth of 2.1% in 2022 and anticipates additional growth in the range of 1.5% to 2.5% through 2025.

Annual retail electricity sales increased 2.4% in 2022 compared with the prior year and are expected to average an incredible 4.5% to 6.5% annually through 2025 after already averaging a solid 2.5% for the past three years.

Making Customers Our Priority
Employees remain committed to putting customers first and achieving an industry-leading best-in-class customer experience. As a result, extraordinary progress was made on that front in 2022. APS earned customer ratings making it one of the most improved utilities in the nation for both residential and business customer satisfaction as rated by J.D. Power (JDP).

Compared to 2021, APS achieved quartile gains in every single driver of residential customer satisfaction, firmly lifting the company into the second quartile nationally. Consequently, overall residential satisfaction is now above industry benchmarks when compared to the company’s large investor-owned peers. APS’s strongest performing drivers for the year were Customer Care (phone and digital), Power Quality & Reliability, Corporate Citizenship, and Billing & Payment.

Additionally, JDP’s Business 2022 full-year results place the company in the top – or first – quartile of utilities nationally for business customers.

Advancing Arizona’s Clean Energy Future
Following the third anniversary of its Clean Energy Commitment, the company continues to advance its goal of providing customers with 100% clean, carbon-free electricity by 2050 – while taking the necessary steps to maintain reliability and affordable prices for customers over the long term.

Since 2020, the company has procured 2,115 megawatts of energy resources, consisting primarily of carbon-free solar and energy storage facilities across our system. This year alone, the company expects to add 210 MWs of utility-scale solar energy, 238 MWs of wind energy, and 341 MWs of energy storage.

According to Guldner, a balanced energy portfolio, including continued reliance on Palo Verde Generating Station; natural gas-fired generation as a transitional resource; a gradual, well-planned departure from coal; and expanded energy efficiency and demand-side management programs “will help us maintain affordability and reliability for our customers during the clean energy transition.”

“This approach, combined with ongoing investments in the grid, provides a modernized, resilient and hardened system,” he stated.

Financial Outlook
For 2023, the company estimates its consolidated earnings guidance will be in the range of $3.95 to $4.15 per diluted share on a weather-normalized basis. Key factors and assumptions underlying the 2023 outlook can be found in the year-end/fourth-quarter 2022 earnings presentation slides at pinnaclewest.com/investors.

Conference Call and Webcast
Pinnacle West management will host a live webcast and conference call to discuss financial results and recent developments at 11 a.m. ET (9 a.m. Arizona time) today, February 27. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (888) 506-0062 or (973) 528-0011 for international callers and enter participant access code 732504. A replay of the call also will be available until 11:59 p.m. ET, Monday, March 6, 2023, by calling (877) 481-4010 in the U.S. and Canada or (919) 882-2331 internationally and entering replay passcode 47401.

General Information
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of approximately $23 billion, about 6,300 megawatts of generating capacity and nearly 5,900 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the company provides retail electricity service to more than 1.3 million Arizona homes and businesses. For more information about Pinnacle West, visit the company’s website at pinnaclewest.com.

Earnings per share amounts in this news release are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on current expectations. These forward-looking statements are often identified by words such as "estimate," "predict," "may," "believe," "plan," "expect," "require," "intend," "assume," "project," "anticipate," "goal," "seek," "strategy," "likely," "should," "will," "could," and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•the current economic environment and its effects, such as lower economic growth, a tight labor market, inflation, supply chain delays, increased expenses, volatile capital markets, or other unpredictable effects;
•our ability to manage capital expenditures and operations and maintenance costs while maintaining reliability and customer service levels;
•variations in demand for electricity, including those due to weather, seasonality (including large increases in ambient temperatures), the general economy or social conditions, customer, and sales growth (or decline), the effects of energy conservation measures and distributed generation, and technological advancements;
•the potential effects of climate change on our electric system, including as a result of weather extremes such as prolonged drought and high temperature variations in the area where APS conducts its business;
•power plant and transmission system performance and outages;
•competition in retail and wholesale power markets;
•regulatory and judicial decisions, developments, and proceedings;
•new legislation, ballot initiatives and regulation or interpretations of existing legislation or regulations, including those relating to environmental requirements, regulatory and energy policy, nuclear plant operations and potential deregulation of retail electric markets;
•fuel and water supply availability;
•our ability to achieve timely and adequate rate recovery of our costs through our rates and adjustor recovery mechanisms, including returns on and of debt and equity capital investment;
•our ability to meet renewable energy and energy efficiency mandates and recover related costs;
•the ability of APS to achieve its clean energy goals (including a goal by 2050 of 100% clean, carbon-free electricity) and, if these goals are achieved, the impact of such achievement on APS, its customers, and its business, financial condition, and results of operations;
•risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;
•current and future economic conditions in Arizona;

•the direct or indirect effect on our facilities or business from cybersecurity threats or intrusions, data security breaches, terrorist attack, physical attack, severe storms, or other catastrophic events, such as fires, explosions, pandemic health events or similar occurrences;
•the development of new technologies which may affect electric sales or delivery, including as a result of delays in the development and application of new technologies;
•the cost of debt, including increased cost as a result of rising interest rates, and equity capital and the ability to access capital markets when required;
•environmental, economic, and other concerns surrounding coal-fired generation, including regulation of GHG emissions;
•volatile fuel and purchased power costs;
•the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;
•the liquidity of wholesale power markets and the use of derivative contracts in our business;
•potential shortfalls in insurance coverage;
•new accounting requirements or new interpretations of existing requirements;
•generation, transmission and distribution facility and system conditions and operating costs;
•the ability to meet the anticipated future need for additional generation and associated transmission facilities in our region;
•the willingness or ability of our counterparties, power plant participants and power plant landowners to meet contractual or other obligations or extend the rights for continued power plant operations; and
•restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in Risk Factors described in Part 1, Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2022, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.
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PINNACLE WEST CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
	2022	2021	2022	2021

Operating Revenues	$1,009,314	$798,857	$4,324,385	$3,803,835

Operating Expenses
Fuel and purchased power	455,316	257,037	1,629,343	1,152,551
Operations and maintenance	271,680	261,936	987,072	954,067
Depreciation and amortization	189,704	170,782	753,195	650,875
Taxes other than income taxes	54,779	58,053	220,370	234,639
Other expenses	1,084	1,032	2,494	6,393
Total	972,563	748,840	3,592,474	2,998,525

Operating Income	36,751	50,017	731,911	805,310

Other Income (Deductions)
Allowance for equity funds used during construction	14,297	11,188	45,263	41,737
Pension and other postretirement non-service credits - net	24,748	28,440	98,487	112,541
Other income	2,311	8,492	7,916	45,100
Other expense	(37,634)	(10,288)	(52,385)	(25,396)
Total	3,722	37,832	99,281	173,982

Interest Expense
Interest charges	77,892	65,532	283,569	254,314
Allowance for borrowed funds used during construction	(8,983)	(5,586)	(28,030)	(21,052)
Total	68,909	59,946	255,539	233,262

Income Before Income Taxes	(28,436)	27,903	575,653	746,030

Income Taxes	(8,750)	(3,987)	74,827	110,086

Net Income	(19,686)	31,890	500,826	635,944

Less: Net income attributable to noncontrolling interests	4,306	4,306	17,224	17,224

Net Income Attributable To Common Shareholders	$(23,992)	$27,584	$483,602	$618,720

Weighted-Average Common Shares Outstanding - Basic	113,298	113,005	113,196	112,910

Weighted-Average Common Shares Outstanding - Diluted	113,535	113,232	113,416	113,192

Earnings Per Weighted-Average Common Share Outstanding
Net income attributable to common shareholders - basic	$(0.21)	$0.24	$4.27	$5.48
Net income attributable to common shareholders - diluted	$(0.21)	$0.24	$4.26	$5.47